Exhibit 4.7

FORM OF WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of July                , 2016, is by and between Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as the Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in an offering (the “Offering”) of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), and warrants to purchase shares of Common Stock of the Company and, in connection therewith, has determined to issue and deliver up to                           warrants to investors in the Offering, each such warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $                  per share, subject to adjustment as described herein (the “Warrants”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-211769) (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock and the Warrants to be sold to investors in the Offering and the shares of Common Stock underlying the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants, or if the Warrants are held in “street name”, a Participant (as defined below) or a designee appointed by such Participant (each, a “Holder” or “Registered Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                                      Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.                                      Warrants.

2.1.                            Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry positions (each, a “Book-Entry Warrant”).

2.2.                            Effect of Countersignature. Unless and until countersigned by, or issued bearing the facsimile signature of the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.                            Registration.

2.3.1.                  Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are eligible for the book entry and depository services of The Depository Trust Company (“DTC Eligible”) as of the date of issuance (the “Issuance Date”), all of the Warrants shall be represented by one or more Book-Entry Warrant deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests represented by such direct registration. If the Warrants are not DTC Eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates (“Warrant Certificates”) in physical form evidencing such Warrants. Such Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2.                  Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant is recorded in the records maintained by the Depository or its nominee. Prior to due presentment to the Warrant Agent for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.                            Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

3.                                      Terms and Exercise of Warrants.

3.1.                            Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $              per share, subject to the adjustments provided herein. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2.                            Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Date of Issuance and ending on                         , 20      (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 PM Eastern Time on the Expiration Date.

3.3.                            Exercise of Warrants.

3.3.1.                  Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by submitting a duly executed Election to Purchase attached to the applicable Warrant, at the office of the Warrant Agent or at the office of its successor as Warrant Agent, which may be done by fax or email delivery, and by paying, within two trading days of the date of exercise, in full the Exercise Price for each full share of Common Stock as to which the Warrant is exercised (the “Aggregate Exercise Price”), in lawful money of the United States, by cashier’s check payable to the order of the Company or by Cashless Exercise, if permitted under, and in accordance with, Section 3.3.2. The Election to Purchase shall be required, along with a medallion guarantee (or other type of guarantee) of any Election to Purchase form that may be required; provided, however, that if the Company’s transfer agent is not participating in the Depository’s Fast Automated Securities Transfer Program and the Registered Holder requests that the shares of Common Stock be issued or registered to a holder other than the Registered Holder, then an ink-original Election to Purchase and a medallion guarantee shall be required.  The Registered Holder may be required to deliver the original Warrant in order to effect an exercise hereunder.

3.3.2.                  Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the shares of Common Stock that are subject to the Election to Purchase is not available for the issuance of such shares of Common Stock, the Registered Holder may exercise a Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A  =                          the total number of shares with respect to which a Warrant is then being exercised.

B  =                          the arithmetic average of the Closing Sale Prices (as defined below) of the Common Stock for the five (5) consecutive trading days ending on the date immediately preceding the date the Warrant Agent receives the duly executed Election to Purchase.

C  =                          the Exercise Price then in effect for the applicable shares of Common Stock at the time of such exercise.

The term “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Nasdaq Capital Market, as reported by Bloomberg, or, if the Nasdaq Capital Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 PM Eastern Time, as reported by Bloomberg, or, if the Nasdaq Capital Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Registered Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 8.3. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

In connection with any Cashless Exercise pursuant to this Section 3.3.2, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the Net Number of shares of Common Stock issuable in connection with the Cashless Exercise. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Section 3.3.2 to calculate, the Net Number of shares of Common Stock.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Registered Holder is not an affiliate of the Company, the shares of Common Stock issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the shares of Common Stock shall be deemed to have commenced, on the date the Warrant was originally issued. Also, the shares of Common Stock issued in a Cashless Exercise shall take on the registered characteristics of the Warrant being exercised.

3.3.3.                  Issuance of Common Stock on Exercise. Assuming funds for exercise are paid on or before the second trading day following the date of receipt by the Company of an Election to Purchase, then on or before the third trading day following the date upon which the Company has received a duly executed Election to Purchase for a Warrant, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in the Depository’s Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with the Depository through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the Depository’s Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. While any Warrants remain outstanding, the Company shall maintain a transfer agent that participates in the Depository’s Fast Automated Securities Transfer Program.

3.3.4.                  Valid Issuance. All Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5.                  Date of Issuance. Each person in whose name any certificate for the Common Stock is issued or to whom shares of Common Stock are credited to such person’s account at the Depository shall for all purposes be deemed to have become the holder of record of such Common Stock as of the time that a duly executed Election to Purchase is delivered in accordance with Section 3.3.1, assuming, in the case of a Cash Exercise, payment of the Aggregate Exercise Price is made within two (2) trading days after the delivery of the Election to Purchase, and if the payment of the Aggregate Exercise Price is not made within two (2) trading days after the delivery of the Election to Purchase, the Holder shall be deemed to have become the holder of record of such Common Stock on the first trading day after the date on which the Aggregate Exercise Price has been paid, irrespective of the date of delivery of such certificate or the date the shares of Common Stock are credited to such person’s account at the Depository, except that, if the date of such delivery and/or payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.6.                  Share Delivery Failure. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) trading days after receipt of the applicable Election to Purchase (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of a Warrant or credit the Holder’s balance account with the Depository for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of the Warrants (as the case may be, but in each case without a restrictive legend) (a “Delivery Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within three (3) Business Days (as defined below) after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to 100% of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with the Depository for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the shares of Common Stock on any trading day during the period commencing on the date of the applicable Election to Purchase and ending on the date immediately preceding the date of such issuance and payment under this clause (ii). The term “Business Day” as used in this Agreement shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, State of New York.  If the Company fails for any reason to deliver to the Holder the Common Stock subject to an Election to Purchase by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Stock subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Election to Purchase), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each trading day after such Share Delivery

Deadline until such shares of Common Stock are delivered or Holder rescinds such exercise.  For the purposes of this provision “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq Capital Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Nasdaq Capital Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 AM (Eastern Time) to 4:00 PM (Eastern Time)), (b) if the Common Stock is listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3.4.                            Beneficial Ownership Limitation on Exercises. The Company shall not affect the exercise of any portion of a Warrant, and the Registered Holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any persons acting as a group together with the Registered Holder or any Registered Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise, provided, however, that the foregoing limitation on exercise shall not apply to any Registered Holder who, together with such Registered Holder’s affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, owns in excess of the Maximum Percentage immediately prior to the closing of the Offering. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrant beneficially owned by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Warrant Agent shall not be responsible for calculating beneficial ownership in accordance with the provisions of this Section 3.4. To the extent that the limitation contained in this Section 3.4 applies, the Registered Holder’s submission of an Election to Purchase shall be deemed to be the Registered Holder’s determination of whether a Warrant is exercisable (in relation to any other securities owned by the Registered Holder together with any affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the Warrants, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent written public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, the Company shall within three (3) trading days confirm to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrant, by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Registered Holder may from time to time increase or decrease the Maximum Percentage to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of a Warrant and the provisions of this Section 3.4 shall continue to apply; provided that (y) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (z) any such increase or decrease will apply only to that Registered Holder. For purposes of clarity, the Common Stock underlying any Warrant in excess of the Maximum Percentage for a Registered Holder shall not be deemed to be beneficially owned by that Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions set forth herein shall be construed and implemented in a manner otherwise than in strict conformity with the other terms of this Section 3.4 to the extent necessary to correct any such provision which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

3.5.                            Call Provision.  Subject to the provisions of Section 3.5, if, after the Date of Issuance, the VWAP (as defined in Section 3.3.6) for each of 10 consecutive trading days (the “Measurement Period”) exceeds $             (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Issuance Date), then the Company may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of the Warrants for which an Election to Purchase has not yet been delivered (such right, a “Call”) for consideration equal to $0.001 per share of Common Stock issuable on exercise of each Warrant.  To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Call Notice”), indicating therein the portion of unexercised portion of the Warrants to which such notice applies.  If the conditions set forth below for such Call are satisfied from the period from the date of the Call Notice through and including the Call Date (as defined below), then any portion of the Warrants subject to such Call Notice for which an Election to Purchase shall not have been received by the Call Date will be cancelled at 6:30 PM

(Eastern Time) on the tenth trading day after the date the Call Notice is received by the Registered Holder (such date and time, the “Call Date”) for consideration equal to $0.001 per share of Common Stock issuable upon exercise of such Warrants.  Any unexercised portion of the Warrants to which the Call Notice does not pertain will be unaffected by such Call Notice.  In furtherance thereof, the Company covenants and agrees that it will honor all Elections to Purchase with respect to Warrants subject to a Call Notice that are tendered through 6:30 PM (Eastern Time) on the Call Date.  The parties agree that any Election to Purchase delivered following a Call Notice which calls less than all the Warrants shall first reduce to zero the number of shares of Common Stock issuable on exercise of the Warrants subject to such Call Notice prior to reducing the remaining shares of Common Stock available for purchase under the Warrants.  For example, if (A) certain Warrants then permit the Registered Holder to purchase 100 shares of Common Stock, (B) a Call Notice pertains to 75 shares of Common Stock issuable on exercise of the Warrants, and (C) prior to 6:30 PM (Eastern Time) on the Call Date the Registered Holder tenders an Election to Purchase in respect of 50 shares of Common Stock, then (x) on the Call Date the right under the Warrants to purchase 25 shares of Common Stock will be automatically cancelled, (y) the Company, in the time and manner required under this Warrant Agreement, will have issued and delivered to the Registered Holder 50 shares of Common Stock in respect of the exercises following receipt of the Call Notice, and (z) the Holder may, until the Termination Date, exercise the Warrants for 25 shares of Common Stock (subject to adjustment as herein provided and subject to subsequent Call Notices).  Subject again to the provisions of this Section 3.5, the Company may deliver subsequent Call Notices for any portion of the Warrants for which the Holder shall not have delivered an Election to Purchase.  Notwithstanding anything to the contrary set forth in the Warrants, the Company may not deliver a Call Notice or require the cancellation of the Warrants (and any such Call Notice shall be void), unless, from the beginning of the Measurement Period through the Call Date, (1) the Company shall have honored in accordance with the terms of the Warrants all Elections to Purchase delivered by 6:30 PM (Eastern Time) on the Call Date, (2) the Common Stock shall be listed or quoted for trading on a principal securities exchange or trading market, and (3) there is a sufficient number of authorized shares of Common Stock for issuance of all shares of Common Stock issuable on exercise of the Warrants.  The Company’s right to call the Warrants under this Section 3.5 shall be exercised ratably among the Registered Holders.

4.                                      Adjustments.

4.1.                            Stock Dividends.

4.1.1       Split Ups. If after the date hereof, and subject to the provisions of Section 4.4, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.1.2       Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 4.1.1 or Section 4.2 (a “Distribution”), at any time after the issuance of a Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of a Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the shares of Common Stock issuable upon such exercise, distribute to the Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.2.                            Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.

4.3          Subsequent Rights Offerings.  In addition to any adjustments stated herein, if at any time the Company grants, issues or sells any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation on the Maximum Percentage immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.4          Fundamental Transactions. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the Holder of each Warrant shall have the right to receive, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 3.4 on the exercise of the Warrants), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which a Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of the Warrants). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which stockholders of the Company received any equity securities of the Successor Entity to assume in writing all obligations of the Company under each Warrant in accordance with the provisions of this Section 4.3 pursuant to agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders holding Warrants to purchase at least a majority of the shares of Common Stock underlying the then outstanding Warrants (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Holder, deliver to such Holder in exchange for such Holder’s Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Holder’s Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of such Warrant (without regard to the limitations on exercise set forth in Section 3.4) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement and each Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement and each Warrant with the same effect as if such Successor Entity had been named as the Company herein.

4.5.                            Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 4, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. In any case in which this Section 4 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if the Registered Holder exercises a Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or the Warrant Agent shall deliver to the Registered Holder a due bill or other appropriate instrument evidencing the Registered Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

4.6.                            Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3, the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7.                            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

4.8.                            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.

5.                                      Transfer and Exchange of Warrants.

5.1.                            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.                            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, duly executed by the Registered Holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository.

5.3.                            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Book-Entry Warrant or Warrant Certificate for a fraction of a Warrant.

5.4.                            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

6.                                      Other Provisions Relating to Rights of Holders of Warrants.

6.1.                            No Rights as Stockholder. Except as otherwise specifically provided herein, a Registered Holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Registered Holder, solely in its capacity as the Registered Holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Registered Holder of the shares of Common Stock which it is then entitled to receive upon the due exercise of a Warrant. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder.

6.2.                            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company or the Warrant Agent may require the Holder to furnish a bond of indemnity and/or an affidavit of loss in form satisfactory to the Warrant Agent and the Company before issuing a new Warrant to the Holder. Subject to the preceding sentence, and any other condition which the Warrant Agent or the Company may otherwise impose at their discretion (which shall, in the case of a mutilated Warrant, include the surrender thereof), the Company and the Warrant Agent may issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3.                            Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.                                      Concerning the Warrant Agent and Other Matters.

7.1.                            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any income taxes of the Holder in respect of the Warrants or such shares.

7.2.                            Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1.                  Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York and having its principal office in the City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as the Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2.                  Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3.                  Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3.                            Fees and Expenses of Warrant Agent. The Company will pay or cause to be paid to the Warrant Agent fees for the Warrant Agent’s services hereunder as set forth in Exhibit B attached hereto, in each case payable upon the Warrant Agent’s invoice to the Company. The Company agrees to pay the Warrant Agent any transfer agent fees which are in addition to the Warrant Agent fees and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.1.                  Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4.                            Liability of Warrant Agent.

7.4.1.                  Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.                  Indemnity. The Company will indemnify, defend, protect and hold harmless the Warrant Agent from and against any and all losses, liabilities, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the performance of the Warrant Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, record, instructions or other instrument or document believed by the Warrant Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any losses, liabilities, costs, damages or expenses caused by the willful misconduct, bad faith or gross negligence of the Warrant Agent. The Warrant Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to incur any expense related to any such action, suit or legal proceeding, unless first indemnified to the

Warrant Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or discharge of the Warrant Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent or the Company be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Warrant Agent or the Company have been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Warrant Agent’s aggregate liability to the Company, or any of the Company’s representatives or agents, under this Section 7.4.2 or under any other term or provision of this Agreement, whether in contract, tort, or otherwise, is expressly limited to, and shall not exceed in any circumstances, the fees received by the Warrant Agent as fees and charges under this Agreement, but not including reimbursable expenses previously reimbursed to the Warrant Agent by the Company hereunder.

7.4.3.                  Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

7.5.                            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.                                      Miscellaneous Provisions.

8.1.                            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.                            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery, (ii) when sent, if delivered by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (iii) if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Onconova Therapeutics, Inc.
375 Pheasant Run
Newtown, PA  18954
Attention: Mark Guerin
By Telefax (which constitutes notice): (267) 759-3681
By Email (which constitutes notice): MGuerin@onconova.us

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given (a) upon receipt if by hand or overnight delivery, (b) when sent, if delivered by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, or (c) if sent by certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Wells Fargo Shareowner Services
Attention: Relationship Management Team S
 1110 Mendota Heights Curve Suite 101
By Email (which constitutes notice): wfssrelationshipmanagement@wellsfargo.com

8.3.                            Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8.4.                            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5.                            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the City of New York and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his Warrant for inspection by it.

8.6.                            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.7.                            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8.                            Amendments. This Agreement may be amended by the parties hereto with the written consent of the Company, the Warrant Agent and the Registered Holders holding Warrants to purchase at least a majority of the shares of Common Stock underlying the then outstanding Warrants. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Agreement or any Warrant without also offering the same consideration to all Registered Holders.

8.9.                            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONCONOVA THERAPEUTICS, INC.

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as Warrant Agent

By:
Name:
Title: